Exhibit 99.4
U.S. PHYSICAL THERAPY, INC. (“USPH”)
DISCRETIONARY CASH/RSA BONUS PLAN FOR SENIOR MANAGEMENT
FOR 2022 (“DISCRETIONARY BONUS PLAN”)

Purpose:  The purpose of this Discretionary Bonus Plan is to retain and incentivize the Executive Officers of USPH by providing an annual bonus opportunity to the Executives to reward them when certain individual and corporate subjective performance measures are achieved.
Participants:  Executives of USPH who shall be “Participants” in this Discretionary Bonus Plan are the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Operating Officer – West (“COO – West”), Chief Operating Officer East (“COO - East”), and Executive Vice President, General Counsel and Secretary (“EVP”). In addition to awards under any other plan or program at USPH for which such Executives are eligible and not in lieu thereof, each Participant in this Discretionary Bonus Plan has the potential to be awarded a “Subjective Bonus”, pursuant to the subjective criteria as set forth below, in an amount of up to 50% of the annual base salary for 2022 for the CEO,COO – West and COO – East and in an amount of up to 40% of the annual base salary for 2022 for the CFO and EVP. The Subjective Bonus shall be made as either a “Cash Bonus” Award or a Restricted Stock Award (“RSA”), as determined in the sole discretion of the Compensation Committee of the Board of Directors of USPH (the “Committee”).  The Committee shall have the sole discretion to determine the amount and type of award (whether a Cash Bonus Award or an RSA) will be made.  No Participant shall be entitled to a Subjective Bonus and shall have no legally binding right to a Subjective Bonus until the Committee determines the amount and type of award to be made.  The Executive must be continuously employed by USPH or its affiliates from the Effective Date through December 31, 2022 to receive the Cash Bonus or an RSA. No Participant will be entitled to elect any type of award to be made.
Effective Date:  This Discretionary Bonus Plan is established effective March 14, 2022.
Administration:  The Committee shall administer this Discretionary Bonus Plan, and shall have the sole authority to interpret and construe all of the terms of this Discretionary Bonus Plan, establish the criteria for awards, determine the amounts payable under this plan, and determine whether such awards under this plan shall be made as a Cash Bonus Award or as an RSA. The amount, if any, of the Subjective Bonus payable to each participant in this Discretionary Bonus Plan shall be determined by the Committee in its sole discretion based upon subjective criteria described below. All decisions of the Committee shall be final and binding on all persons.
Award and Payment Date:  The Committee shall make award determinations in the first quarter of 2023.  After the Committee has determined that goals have been met and has calculated the awards to be made hereunder, the Cash Bonus Award shall be paid, and the RSA shall be granted to the applicable Participant in the first quarter of 2023 but no later than March 15, 2023. A Subjective Bonus shall be payable only if the Participant remains continuously employed from the Effective Date through the date of the determination of the amount payable by the Committee.
Subjective Bonus Calculation:  The Subjective Bonus criteria that have been established by the Committee and shall be used in the Committee’s sole discretion to grant an award of a Subjective Bonus having a value as of the date of the award of up to the above-specified percentage of Base for each participant are as follows:
CEO
1.	Company Leadership
2.	Cost Aligned with Revenue and Volume Growth
3.	Continued development of COO’s (or direct reports)
4.	Maintain effective Compliance Culture
5.	Acquisition, Tuck in and De Novo Development
6.	Service line Development

CFO
1.	Successful integration of Contracting department and improved rates
2.	Successful planning and execution for key reporting relationships
3.	Effective communication to shareholders and Board, including guidance, updates and financial modeling
4.	Billing office effectiveness
5.	Ensure effectiveness and flexibility related to the Company’s capital structure
6.	Successful completion of annual audit
7.	Acquisition modeling and integration

COO’s
1.	Effective transition and integration of new partnerships, addition of tuck ins, new facility openings
2.	Cost Control aligned with revenue and volume growth
3.	Leadership Development and Succession Planning for Field Operation’s team
4.	Development of skills associated with acquisition negotiation
5.	Effective interaction and participation in investor facing meetings
6.	Compliance
7.	Execution and development of new opportunities also including new programs as well as the IIP business
EVP
1.	Coordination with CEO and Vice President of Development to attract and secure acquisition candidates
2.	Successful completion of acquired partnerships
3.	Customer service and responsiveness to partners and internal departments
4.	Corporate entity recordkeeping and organization for Company and subsidiaries
5.	Coordinate COOs to assist in successful negotiation and legal framework around new opportunities
6.	Compliance – assist Chief Compliance Officer on compliance related matters

No Trust or Fund:  There shall be no separate trust or fund for this Discretionary Bonus Plan. Any amount payable hereunder shall be an unfunded obligation of USPH and shall be payable out of the general assets of USPH and no amount payable shall be assignable by the participant.
All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion